Exhibit 99.3

SECURITY AGREEMENT

            This SECURITY AGREEMENT ("Security Agreement") is made this 1 day of August, 2008,  by and among VillageEDOCS, a Delaware corporation ("VillageEDOCS"), Viojin Hadzi-Pavlovic and Gloria Hadzi-Pavlovic, tenants in common ("Pavlovic"), and Decision Management Company, D/B/A Questys Solutions Inc. ("Questys").

W I T N E S S E T H:

               WHEREAS, VillageEDOCS has acquired all of the common stock of Questys from Pavlovic pursuant to a Stock Purchase Agreement among the parties dated August 1, 2008;

               WHEREAS, VillageEDOCS has issued to Pavlovic a Promissory Note in the original face amount of Nine Hundred Thousand Dollars ($900,000)  as partial consideration for the acquisition of the Questys Common Stock from Pavlovic (the "Note");

               WHEREAS, in order to secure payment under the Note Pavlovic desires a security interest in the intellectual property and other certain assets of Questys (collectively "Collateral") secure payment of the Note.;

               WHEREAS, VillageEDOCS has a credit facility with Private Bank of Peninsula ("Senior Lender") and accordingly the parties desire to set forth the respective rights, duties and obligations as it relates to the Senior Lender and Pavlovic's right, title and interest in and to the collateral and priority and timing of payment obligations under the Note.

               1.            Recitals.  The above recitals are true and correct and are incorporated herein by   reference.

               2.            Security Interest.  Each of VillageEDOCS and Questys hereby grants to Pavlovic a security interest in and to the following Collateral:

                              (a)          Trademarks, Etc.  All trademarks and service marks now held by Questys, both those that are registered with the United States Patent and Trademark Office and any unregistered marks used by Questys in the United States; and trade dress, including logos and designs, in connection with which any such marks are used, together with all registrations regarding such marks and the rights to renewals thereof, and the goodwill of the business of Questys symbolized by such marks; and

                              (b)          Copyrights.  All copyrights now held or developed by Questys.

                              (c)          Proprietary Information, Computer Software and Data, Proprietary Software Products, Etc.  All proprietary information, work product, material and trade secrets of Questys with respect to Questys business and all proprietary computer software programs, including the source code version thereof, and the information contained therein and all intellectual property rights with respect thereto, including, but not limited to future enhancements and derivatives.

               3.            Covenants.  Each of VillageEDOCS and Questys covenants and agrees that, until payment in full of the indebtedness owed by VillageEDOCS to Pavlovic it will:

                              (a)          not sell, assign or otherwise dispose of the Collateral except in the ordinary course of business and provided that nothing in this Section 3 shall prevent VillageEDOCS and Questys from licensing the Collateral as part of their normal course of business.

                              (b)          do or cause to be done all things necessary to preserve and keep in full force and effect VillageEDOCS and Questys' corporate existence and all rights and privileges necessary for the proper conduct of their business, and comply with all requirements of all applicable laws and all rules, regulations and orders of all regulatory agencies and authorities having jurisdiction over it;

                              (c)          strictly perform and observe all agreements, warranties, covenants and conditions of this Security Agreement;

                              (d)          not further encumber the Collateral without the express written consent of Pavlovic;

                              (e)          keep the Collateral fully insured, where applicable;

                              (f)           not do anything to impair the value of the Collateral; and

                              (g)          pay all taxes, where applicable, with respect to the Collateral when due.

               4.            Cooperation. VillageEDOCS and Questys shall, at their expense, execute all documents and do all such other acts as Pavlovic may reasonably request in order to perfect Pavlovic's security interest hereunder.  Pavlovic shall be responsible for payment of the filing fees for UCC-1 financing statements.  VillageEDOCS shall have the right to file a Form UCC-3 termination statement upon full payment of the Note.

               5.            Events of Default.  The term "Event of Default" as used herein shall mean the occurrence and continuation of any one or more of the following events:

                              (a)          An event of default under the Note; and

                              (b)          Failure of VillageEDOCS and Questys to promptly and faithfully pay, observe and perform when due any of the obligations set forth in this Agreement, which failure continues for thirty (30) days after the earlier of (i) receipt of written notice thereof from Pavlovic and (ii) actual knowledge by VillageEDOCS or Questys of such failure.

                              (c)          A default under the Stock Purchase Agreement, by and among VillageEDOCS, Questys, and the Questys Shareholders (the "Stock Purchase Agreement"), including but not limited to the payment obligations under Section 7.8 of the Stock Purchase Agreement.

               6.            Subordination.  Pavlovic, on behalf of themselves and their successors and assigns, acknowledge and agree that this Agreement is subject to provisions of the Subordination Agreement dated as of the date hereof between Pavlovic and the Senior Lender.

               7.            Remedies.  Upon an Event of Default which remains uncured for a period of thirty (30) days after written notice thereof is received by VillageEDOCS, Pavlovic may take immediate possession of the Collateral, and VillageEDOCS and Questys hereby grants Pavlovic an irrevocable license to enter upon the premises of VillageEDOCS and Questys to take possession of any of the Collateral.  All rights, title and interest in and to the Collateral including the object code, source code maintenance items including all updates, enhancements and derivatives and all enhancements thereof, shall automatically revert to Pavlovic or its assigns upon an Event of Default.  Additionally, Pavlovic shall have available to it all other rights and remedies at law, including the Uniform Commercial Code as adopted in the State of California.

               8.            Attorneys' Fees.  In the event of a dispute hereunder, the prevailing party shall be entitled to all costs, including without limitation, all attorneys' fees, court costs and costs of appeal, and hourly fees of legal assistants working under the supervision of an attorney.

               9.            Miscellaneous.

                              (a)          This Agreement shall be construed in accordance with the laws of the State of California.

                              (b)          Other than the Stock Purchase Agreement and Note, this Agreement contains the entire agreement and understanding between the parties concerning the subject matter hereof and no modification hereof shall be valid unless in writing and signed by the parties.

                              (c)          This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

               IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed as of the day and year first above written.

VillageEDOCS,

a Delaware corporation

By:  /s/ K. Mason Conner

Name:  Mason Conner

Title:  President and Chief Executive Officer

Decision Management Company D/B/A Questys Solutions Inc.,

a California corporation

By: /s/ Andre P. Hadzi-Pavlovic

Name:  Andre P. Hadzi-Pavlovic

Title:  President

/s/ Vojin Hadzi-Pavlovic

Vojin Hadzi-Pavlovic

/s/ Gloria Hadzi-Pavlovic

Gloria Hadzi-Pavlovic

445900v1 Security Agreement